Exhibit 99.01

DATE:	October 27, 2005	CONTACTS:	Michael Kinney (media)
732-938-1031
or
Dennis Puma (investors)
732-938-1229
NEW JERSEY RESOURCES REPORTS FISCAL 2005 RESULTS;
INCREASES DIVIDEND 5.9 PERCENT
•	Fiscal 2005 earnings of $2.77 per basic share largely attributed to higher earnings at NJR Energy Services

•	Net of certain items, earnings were $2.70 per basic share

•	New Jersey Natural Gas adds 10,435 new customers; above national average

•	Board approves quarterly dividend increase of 5.9 percent to $.36 per share

•	Initial guidance issued of $2.75 to $2.85 per basic share for fiscal 2006
WALL, N.J. – New Jersey Resources (NYSE: NJR) today reported that earnings per share for the fiscal year ended September 30, 2005 increased to a record $2.77 per basic share, compared with $2.60 per basic share for the prior year. On a diluted basis, earnings per share for the fiscal year increased to $2.71 compared with $2.55 last year. Fiscal 2005 earnings included a $.22 per basic share gain on the sale of a commercial office building, a charge of $.05 per basic share associated with an early retirement program for officers and an impairment charge of $.09 per basic share due to a change in strategy in its real estate subsidiary, Commercial Realty and Resources (CR&R). Net of these items, NJR’s basic earnings per share were $2.70 in fiscal 2005, compared with $2.60 last year. Diluted earnings per share, net of these items, were $2.65 and $2.55 in fiscal 2005 and 2004, respectively.
“Our consistent performance this year, including an industry-record 14th consecutive year of earnings growth, is a tribute to the hard work of our employees,” said Laurence M. Downes, chairman and CEO of NJR. “Our team accomplished this despite the challenges of higher natural gas prices and short-term interest rates.”
NJR also reported a loss of $.27 per basic share for the fiscal fourth quarter, which included the impairment charge of $.09 per basic share due to the change in strategy at CR&R. Net of this item, NJR had a loss of $.18 per basic share compared with a loss of $.19 per basic share for the same period last year. A loss is typical in July, August and September when
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NEW JERSEY RESOURCES REPORTS FISCAL 2005 RESULTS;
INCREASES DIVIDEND 5.9 PERCENT

natural gas consumption at New Jersey Natural Gas (NJNG) is at its lowest levels of the year and the value of capacity contracts at NJR Energy Services (NJRES) is generally at the lowest point of the year.
Dividend Increased 5.9 Percent
NJR also announced that its board of directors approved a 5.9 percent increase in the quarterly dividend rate to $.36 per share from $.34 per share. The new quarterly rate is effective with the dividend payable January 2, 2006, to shareowners of record on
December 15, 2005. The new indicated annual dividend rate is $1.44 per share. NJR has now increased its dividend in each of the last 11 years and has paid quarterly dividends since 1952.
“The increase in the dividend demonstrates our commitment to provide an attractive current return to our shareowners and the benefit of a strong financial profile. We believe our dividend growth rate of 5.9 percent will be above average for our industry,” Downes said.
Natural Gas Prices
The company also reiterated that it is making every effort to minimize the effect of historically high natural gas prices being experienced throughout the industry. NJNG earns no gross margin on the commodity portion of its natural gas sales. Downes commented, “NJNG remains committed to working with our stakeholders to minimize the impact of market volatility and higher prices on our customers. For example, through our hedging program we had secured the price of nearly 80 percent of the natural gas supply needed to keep our customers’ homes warm this winter prior to the increases caused by the hurricanes. We remain committed to providing our customers with safe, reliable service at the lowest possible price and will continue to work diligently to meet their needs each and every day.”
Financial and operating highlights included:
•	Increased Net Income and Basic Earnings Per Share

For the 12 months ended September 30, 2005, NJR earned $76.3 million, or $2.77 per basic share, compared with $71.6 million, or $2.60 per basic share, last year. Earnings for the 12-month period ended September 30, 2005 included a $6 million, or $.22 per basic share gain on the sale of a commercial office building, a charge of $1.5 million, or $.05 per basic share associated with a voluntary officer retirement program as part of an overall management restructuring plan for the organization and an impairment charge of $2.5 million, or $.09 per basic share due to a change in strategy at CR&R. Net of these items, NJR’s earnings were $74.4 million or $2.70 per basic share. The increase was due primarily to improved results at NJRES.
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NEW JERSEY RESOURCES REPORTS FISCAL 2005 RESULTS;
INCREASES DIVIDEND 5.9 PERCENT

NJNG earned $53.4 million in fiscal 2005, compared with $55.5 million last year. The decrease was due primarily to NJNG’s share of the early retirement charge and the impact of lower customer usage per degree day. The company believes that the lower usage per degree day was due primarily to the impact of higher wholesale natural gas prices and inconsistent weather patterns, which offset strong customer growth. NJRES reported a 21 percent increase in earnings to $16.5 million, compared with $13.6 million last year. The increase was due primarily to higher gross margin from its portfolio of storage and transportation capacity assets. Gross margin for NJRES is defined as natural gas revenues and management fees less natural gas costs.

For the three months ended September 30, 2005, NJR posted a consolidated loss of $7.4 million, or $.27 per basic share, which included the impairment charge at CR&R of $2.5 million, or $.09 per basic share. Net of this item, the loss for the three months was $4.8 million or $.18 per basic share, compared with a loss of $5.4 million, or $.19 per basic share, for the same period last year. The improvement in the quarter was due primarily to better results at NJRES, which reported a loss of $2.2 million, compared with a loss of $4.3 million last year. This was due primarily to higher gross margin from increased market volatility. NJNG lost $3.6 million in the quarter versus a loss of $2.6 million last year. The increased loss was due primarily to reduced interest income as fiscal 2004 results included a positive adjustment from a regulatory settlement with the New Jersey Board of Public Utilities (BPU) regarding gas remediation costs.

•	Customer Growth Continues at 2.3 Percent

NJNG added 10,435 new customers in fiscal 2005, of which 34 percent converted from other fuels. NJNG also added natural gas heat and other services to 929 existing customers during the year. These additions are expected to generate approximately 1.8 billion cubic feet (Bcf) of throughput and approximately $5.5 million of gross margin annually in the future. NJNG expects to maintain an approximate 2.3 percent annual customer growth rate in fiscal 2006, which is above the national average for natural gas distribution companies.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs; sales tax; a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income; and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the BPU through NJNG’s Basic Gas Supply Service (BGSS) tariff. The BGSS allows NJNG to recover natural gas costs. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities,
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NEW JERSEY RESOURCES REPORTS FISCAL 2005 RESULTS;
INCREASES DIVIDEND 5.9 PERCENT

other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners under its incentive programs.

•	Impact of Weather and Usage

Weather in fiscal 2005 was 1.5 percent colder than normal and 2.5 percent colder than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is significantly offset by NJNG’s weather-normalization clause, which is designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. As a result of the colder-than-normal weather, NJNG deferred $2.1 million of gross margin for the fiscal year, to be credited to customers in the future. Gross margin was negatively impacted by lower than expected usage per degree day. NJNG believes that this resulted primarily from inconsistent weather patterns experienced during the winter and the impact of higher wholesale natural gas prices.

•	Incentive Programs Create Value for Customers and Shareowners

During the fiscal year, NJNG’s incentive programs totaled 52.4 Bcf and $6.1 million of gross margin, compared with 47.1 Bcf and $5.8 million of gross margin last year. These incentive programs include off-system sales, capacity management, storage optimization and financial risk management programs. NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to a margin-sharing formula in effect through October 2006. Since the establishment of these incentive programs in 1992, NJNG customers have saved nearly $266 million on their natural gas bills, or approximately 4 percent annually.

For the three months ended September 30, 2005, these programs totaled 13.7 Bcf and generated $1.3 million of gross margin, compared with 10.2 Bcf and $1 million of gross margin during the same period last year.

•	Wholesale Energy Services Continues Strong Growth

NJRES’ earnings of $16.5 million in fiscal 2005 were 21 percent higher than last year due primarily to higher gross margin generated from an increased storage and transportation portfolio and increased market volatility. NJRES has developed a portfolio of storage and transportation capacity in the Gulf Coast, Mid-Continent, Appalachia and Eastern Canada, which becomes more valuable when there are changing prices between these areas. This storage capacity is also more valuable when prices change between time periods. Gross margin generated from this portfolio is generally greater during the winter months and periods of high volatility, while the fixed costs of the capacity are spread throughout the year. Therefore, consistent with
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NEW JERSEY RESOURCES REPORTS FISCAL 2005 RESULTS;
INCREASES DIVIDEND 5.9 PERCENT

this seasonality, NJRES typically incurs a net loss in the three months ended September 30, 2005.

NJRES had a net loss of $2.2 million for the three months ended September 30, 2005, compared with a loss of $4.3 million last year. The improvement in the quarter was due primarily to higher gross margin from increased market volatility.

•	NJR Home Services and Other Segment Boosted by Office Building Sale

This business segment consists of NJR Home Services (NJRHS), which provides service, sales and installation of appliances to over 146,000 customers; CR&R, which holds and develops commercial real estate; and NJR Energy (NJRE), which consists primarily of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings for the fiscal year were $6.5 million, compared with $2.5 million last year. Fiscal year earnings included a gain on the sale of a commercial office building of $6 million, and an impairment charge of $2.5 million recognized in the fourth quarter related to undeveloped land in Atlantic County, N.J. The company has changed its strategy from development to sale of this land. The impairment charge represents the difference between book value and the estimated fair value of the land pursuant to the new strategy. Net of the items noted above, and this segment’s portion of the early retirement charge, earnings for the fiscal year increased to $3.3 million, compared with $2.5 million last year.

NJRHS and Other reported a net loss for the three months ended September 30, 2005 of $1.6 million, compared with earnings $1.5 million last year. Excluding the impairment charge, earnings for the three months were $1 million, compared with $1.5 million last year.

•	Growth in Operation and Maintenance Expenses Limited

Consolidated operation and maintenance (O&M) expenses were $108.1 million for the fiscal year ended September 30, 2005, compared with $101.1 million last year. The increase was due primarily to early retirement costs and the impairment charge discussed above. Excluding these items, O&M increased less than 1 percent.

For the quarter, O&M expenses were $30.2 million versus $24.5 million last year. The increase was due primarily to the impairment charge.

•	Share Repurchase Plan Expanded in Fiscal 2005

NJR purchased 547,400 shares under its share repurchase plan during fiscal 2005. In January 2005, the NJR Board of Directors authorized an increase in the company’s share repurchase plan from 2 million to 2.5 million shares. The plan authorizes NJR to purchase its shares on the open market or in negotiated transactions, based on market
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NEW JERSEY RESOURCES REPORTS FISCAL 2005 RESULTS;
INCREASES DIVIDEND 5.9 PERCENT

and other conditions. Since the plan began in September 1996, NJR has invested $81 million to repurchase 2.2 million shares at a spilt-adjusted, average price of $28.55.
Fiscal 2006 Earnings Guidance
Assuming normal weather and customer usage, stable economic conditions, continued customer growth at NJNG and continued volatility in the wholesale natural gas markets at NJRES, and subject to the factors discussed below under “Forward-Looking Statements,” NJR initially estimates that earnings for fiscal 2006 will be in the $2.75–$2.85 per basic share range.
Forward-Looking Statements
This news release contains estimates, earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, the disallowance of recovery of environmental related expenditures and other regulatory changes, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s Quarterly Report on Form 10-Q filed on August 5, 2005. NJR’s Form 10-Q is available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
Webcast Information
NJR will host a live webcast to discuss its financial results today at 2 p.m. EDT. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.
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NEW JERSEY RESOURCES REPORTS FISCAL 2005 RESULTS;
INCREASES DIVIDEND 5.9 PERCENT

About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the
United States, serving more than 462,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
NEW JERSEY RESOURCES CORPORATION
CONSOLIDATED FINANCIAL RESULTS

	Three Months Ended		Twelve Months Ended
Thousands, except per share data	September 30,		September 30,
(Unaudited)	2005	2004	2005	2004

Operating Revenues	$684,937	$414,397	$3,148,262	$2,533,607
Net Income (Loss)	$(7,362)	$(5,385)	$76,340	$71,574
Earnings (Loss) Per Common Share
Basic	$(.27)	$(.19)	$2.77	$2.60
Diluted	$(.26)	$(.19)	$2.71	$2.55
Average Shares Outstanding
Basic	27,518	27,710	27,591	27,530
Diluted	28,094	28,292	28,121	28,053

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NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION
Provided below is a reconciliation of “as reported” and “as adjusted” information for Net Income and basic and diluted earnings per share for the twelve months ended September 30, 2005. This reconciliation reflects the impact of a gain on the sale of a commercial office building, a charge related to an early retirement program for officers and an impairment charge related to undeveloped land.
Management believes that this reconciliation is needed due to the unusual nature of the items described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

(Unaudited)	Twelve Months ended
(Thousands, except per share data)	September 30, 2005

	NJNG	NJRES	NJRHS and	Total
			Other

Net Income, as reported	$53,376	$16,483	$6,481	$76,340

Exclude:
Gain on sale of commercial office building, net of tax			(5,972)	(5,972)
Charge for early retirement program, net of tax	1,195	56	241	1,492
Charge for impairment of undeveloped land, net of tax			2,532	2,532

Net Income, as adjusted	$54,571	$16,539	$3,282	$74,392

Earnings per share basic, as reported				$2.77
Exclude:
Gain on sale of commercial office building, net of tax				(.22)
Charge for early retirement program, net of tax				.05
Charge for impairment of undeveloped land, net of tax				.09

* Earnings per share basic, as adjusted				$2.70

Earnings per share diluted, as reported				$2.71
Exclude:
Gain on sale of commercial office building, net of tax				(.21)
Charge for early retirement program, net of tax				.05
Charge for impairment of undeveloped land, net of tax				.09

* Earnings per share diluted, as adjusted				$2.65

* Amount does not foot due to rounding.

NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION
Provided below is a reconciliation of “as reported” and “as adjusted” information for Net Income (Loss) and basic and diluted earnings (loss) per share for the three months ended September 30, 2005 This reconciliation reflects the impact of an impairment charge related to undeveloped land.
Management believes that this reconciliation is needed due to the unusual nature of the item described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

(Unaudited)	Three Months ended
(Thousands, except per share data)	September 30, 2005

	NJNG	NJRES	NJRHS and Other	Total
Net Loss, as reported	$(3,583)	$(2,209)	$(1,570)	$(7,362)
Exclude:
Charge for impairment of undeveloped land, net of tax			2,532	2,532

Net Income (Loss), as adjusted	$(3,583)	$(2,209)	$962	$(4,830)

Loss per share basic, as reported				$(.27)
Exclude:
Charge for impairment of undeveloped land, net of tax				.09

Loss per share basic, as adjusted				$(.18)

Loss per share diluted, as reported				$(.26)
Exclude:
Charge for impairment of undeveloped land, net of tax				.09

Loss per share diluted, as adjusted				$(.17)

NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
OPERATING REVENUES	$684,937	$414,397	$3,148,262	$2,533,607

OPERATING EXPENSES
Gas purchases	646,957	382,907	2,780,343	2,213,374
Operation and maintenance	30,237	24,515	108,071	101,118
Regulatory rider expenses	2,887	1,214	31,594	9,540
Depreciation and amortization	8,540	7,800	33,675	32,449
Energy and other taxes	5,722	5,080	56,211	49,908

Total operating expenses	694,343	421,516	3,009,894	2,406,389

OPERATING INCOME (LOSS)	(9,406)	(7,119)	138,368	127,218
Other income	2,536	2,711	7,359	5,696
Interest charges, net	5,506	4,403	20,474	15,395

INCOME (LOSS) BEFORE INCOME TAXES	(12,376)	(8,811)	125,253	117,519

Income tax provision	(5,014)	(3,426)	48,913	45,945

NET INCOME (LOSS)	$(7,362)	$(5,385)	$76,340	$71,574

EARNINGS (LOSS) PER COMMON SHARE
BASIC	$(.27)	$(.19)	$2.77	$2.60
DILUTED	$(.26)	$(.19)	$2.71	$2.55

DIVIDENDS PER COMMON SHARE	$.34	$.325	$1.36	$1.30

AVERAGE SHARES OUTSTANDING
BASIC	27,518	27,710	27,591	27,530
DILUTED	28,094	28,292	28,121	28,053

NEW JERSEY RESOURCES

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except per share data)	2005	2004	2005	2004

Operating Revenues
New Jersey Natural Gas	$180,473	$117,655	$1,138,280	$928,902
NJR Energy Services	496,749	289,932	1,973,268	1,582,103
NJR Home Services and Other	7,828	6,834	36,900	22,698

Sub-total	685,050	414,421	3,148,448	2,533,703

Intercompany Eliminations	(113)	(24)	(186)	(96)

Total	$684,937	$414,397	$3,148,262	$2,533,607

Operating Income (Loss)
New Jersey Natural Gas	$(3,512)	$(2,760)	$97,502	$98,823
NJR Energy Services	(2,391)	(6,880)	31,426	24,868
NJR Home Services and Other	(3,503)	2,521	9,440	3,527

Total	$(9,406)	$(7,119)	$138,368	$127,218

Net Income (Loss)
New Jersey Natural Gas	$(3,583)	$(2,632)	$53,376	$55,524
NJR Energy Services	(2,209)	(4,272)	16,483	13,572
NJR Home Services and Other	(1,570)	1,519	6,481	2,478

Total	$(7,362)	$(5,385)	$76,340	$71,574

Throughput (Bcf)
NJNG, Core Customers	8.0	8.1	72.3	72.3
NJNG, Incentive Programs	13.7	10.2	52.4	47.1
NJRES Fuel Mgmt. and Wholesale Sales	52.5	49.7	254.7	263.3

Total	74.2	68.0	379.4	382.7

Common Stock Data
Yield at September 30	3.0%	3.1%	3.0%	3.1%
Market Price
High	$49.34	$42.40	$49.34	$42.40
Low	$44.43	$39.54	$40.54	$35.76
Close at September 30	$45.98	$41.40	$45.98	$41.40
Shares Out. at September 30	27,546	27,741	27,546	27,741
Market Cap. at September 30	$1,266,565	$1,148,477	$1,266,565	$1,148,477

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except customer & weather data)	2005	2004	2005	2004

Operating Revenues
Residential	$46,838	$41,055	$568,324	$496,866
Commercial, Industrial & Other	12,073	10,707	143,211	118,326
Firm Transportation	4,173	4,633	29,566	28,987

Total Firm Revenues	63,084	56,395	741,101	644,179
Interruptible	5,034	3,803	14,377	9,575

Total System Revenues	68,118	60,198	755,478	653,754

Incentive Programs	112,355	57,457	382,802	275,148

TOTAL REVENUES	$180,473	$117,655	$1,138,280	$928,902

Gross Margin and Operating Income (Loss)
Residential	$16,164	$15,853	$150,674	$150,439
Commercial, Industrial & Other	3,079	2,977	28,700	28,432
Firm Transportation	3,744	4,230	23,209	24,928

Total Firm Margin	22,987	23,060	202,583	203,799
Interruptible	290	264	1,121	1,145

Total System Margin	23,277	23,324	203,704	204,944

Incentive Programs	1,285	1,041	6,092	5,832

TOTAL GROSS MARGIN	24,562	24,365	209,796	210,776

Operation and maintenance expense	19,071	18,816	76,532	77,442
Depreciation and amortization	8,358	7,628	32,905	31,776
Other taxes not reflected in gross margin	645	681	2,857	2,735

OPERATING INCOME (LOSS)	$(3,512)	$(2,760)	$97,502	$98,823

Throughput (Bcf)
Residential	3.1	3.1	43.7	44.1
Commercial, Industrial & Other	0.9	0.9	11.3	10.9
Firm Transportation	0.6	0.8	7.6	8.4

Total Firm Throughput	4.6	4.8	62.6	63.4
Interruptible	3.4	3.3	9.7	8.9

Total System Throughput	8.0	8.1	72.3	72.3

Incentive Programs	13.7	10.2	52.4	47.1

TOTAL THROUGHPUT	21.7	18.3	124.7	119.4

Customers
Residential	418,646	410,005	418,646	410,005
Commercial, Industrial & Other	28,878	27,718	28,878	27,718
Firm Transportation	15,246	16,387	15,246	16,387

Total Firm Customers	462,770	454,110	462,770	454,110
Interruptible	47	63	47	63

Total System Customers	462,817	454,173	462,817	454,173
Incentive Programs	39	35	39	35

TOTAL CUSTOMERS	462,856	454,208	462,856	454,208

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except customer & weather data)	2005	2004	2005	2004

Degree Days
Actual	16	23	4,927	4,809
Normal	50	49	4,853	4,862

Percent of Normal	32.0%	46.9%	101.5%	98.9%

NJR ENERGY SERVICES

Operating Revenues	$496,749	$289,932	$1,973,268	$1,582,103
Gas Purchases	498,230	294,709	1,933,970	1,549,938

Gross Margin	$(1,481)	$(4,777)	$39,298	$32,165

Operating Income (Loss)	$(2,391)	$(6,880)	$31,426	$24,868

Net Income (Loss)	$(2,209)	$(4,272)	$16,483	$13,572

Gas Sold and Managed (Bcf)	52.5	49.7	254.7	263.3

NJR HOME SERVICES AND OTHER

Operating Revenues	$7,828	$6,834	$36,900	$22,698

Operating Income (Loss)	$(3,503)	$2,521	$9,440	$3,527

Net Income (Loss)	$(1,570)	$1,519	$6,481	$2,478

Total Customers at September 30	146,293	144,279	146,293	144,279

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